AMENDMENT TO
MASTER SERVICES AGREEMENT
     AMENDMENT made as of the ___ day of April, 2009, between RIDGEWORTH FUNDS (formerly STI Classic Funds, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio Inc. (“Citi”), to that certain Master Services Agreement, dated July 16, 2004, between the Trust and Citi (as amended pursuant to amendments dated November 18, 2005, May 15, 2007, July 1, 2007, August 21, 2007, May 20, 2008 and as in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
          WHEREAS, pursuant to the Agreement, Citi performs certain administration, fund accounting and transfer agency services for the investment portfolios of the Trust (individually referred to herein as a “Fund” and collectively as the “Funds”);
          WHEREAS, the parties wish to adjust certain services or fee waivers provided by Citi to the Trust;
          NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:
     1. Amendments.
(a) Schedule E of the Agreement shall be amended by deleting the following:
“Citi agrees to provide the Trust with additional services and/or fee waivers of approximately $950,000 per year. The services shall include the shareholder services listed on Schedule D expected to be approximately $275,000 per year; a subscription to AccessData for the benefit of the Trust as set forth in the Amendment to this Agreement dated November 18, 2005 expected to be approximately $125,000 per year; as well as certain of the Trust’s legal expenses as set forth on this Schedule E, expected to total approximately $250,000 to $350,000 annually.
Finally, Citi will annually waive a portion of the asset-based fees set forth on this Schedule E. Such waiver is expected to total approximately $200,000 to $300,000 annually.”
(b) Schedule E of the Agreement will be amended by adding the following:

61

“Citi agrees to provide the Trust with additional services and/or fee waivers of approximately $950,000 per year. The services shall include the shareholder services listed on Schedule D expected to be approximately $275,000 per year; as well as certain of the Trust’s legal expenses as set forth on this Schedule E, expected to total approximately $250,000 to $350,000 annually.
Finally, Citi will annually waive a portion of the asset-based fees set forth on this Schedule E. Such waiver is expected to total approximately $325,000 to $425,000 annually.”
     2. Representations and Warranties.
     (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.
     (b) Citi represents that it has full power and authority to enter into and perform this Amendment.
     3. Miscellaneous.
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
*  *  *  *  *

62

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

RIDGEWORTH FUNDS

By:

Name:

Title:

CITI FUND SERVICES OHIO, INC.

By:

Name:

Title:

63